EXHIBIT 23.1

           CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this registration statement on Form S-8, for the International Rectifier Corporation 1997 Employee Stock Incentive Plan, of our report dated July 23, 1998 on our audits of the consolidated financial statements and the consolidated financial statement schedule of International Rectifier Corporation as of June 30, 1998 and 1997 and for the years ended June 30, 1998, 1997, and 1996 appearing in the Company's 1998 Annual Report on Form 10-K.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


Los Angeles, California
October 1, 1998